UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 29, 2007

GENESIS BIOVENTURES, INC.

(Exact name of registrant as specified in its charter)

New York	000-30252	98-0163232
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10940 Wilshire Boulevard, Suite 600, Los Angeles, CA		90024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (310) 443-4102

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  8.01 OTHER EVENTS.

On March 12 and 19, 2004, the Company completed a private placement for gross proceeds of $2,315,000 on the sale of certain securities (the “Bridge Securities”). The Bridge Securities sold are:

(i)           Convertible notes carrying interest at the rate of 10% per annum due in thirteen months from issuance, and

(ii)          Five-year warrants purchasing additional common shares of the Company’s stock. Each note is accompanied by warrants to purchase an additional five hundred shares for each $1,000 of face amount of notes purchased. The convertible notes are repayable at the earlier of:

(a)          Within ten business days following the closing of the merger-related Take-Out Financing, or

(b)          Maturity, at 110% of the principal amount plus accrued interest increasing to 115% of the principal amount if a registration statement is not yet effective, the interest on the convertible notes is payable in cash or common shares of the Company at the option of the Company. On March 9, 2005, the Company requested the note holders of the March 2004 private placement to convert, or defer their notes for one year as a condition to a pending financing whereby a minimum of 80% of the notes were required to be converted or deferred. On April 19, 2005, an additional proposal was sent to the note holders offering a reduced conversion and warrant price as well as a 25% return of these original investments. Those exercise prices are subject to adjustment in connection with shares and warrants issued during a senior financing, as well as in the event of stock splits, stock dividends or similar events.

 On June 15, 2006, the note holders elected to convert $1,397,500 in principal and $88,742 in interest to 7,325,950 shares of the Company’s $.0001 par value common stock. The principal balance was converted at $0.20 per share and interest at $0.26 per share. Additionally, the Company issued 1,397,500 shares of its common stock valued at $0.25 per share to all note holders who elected to convert. At December 31, 2006 the Company recorded financing expense totaling $349,375. The remaining principal balance at December 31, 2006 is $917,500.

During 2006, the Company entered into an agreement to issue Bridge Notes in the principal amount of $1,000,000 bearing interest at 12% per annum payable 90 days after the issuance date. The Company has raised a total of $1,000,000. Pursuant to the note agreement, each investor in the Notes shall receive the number of shares of common stock of the Company equal to 2½ times the principal amount of the Note purchased. On June 15, 2006, the Company issued 2,500,000 shares of its par value common stock to the Bridge note holders. The Company recorded financing expenses totaling $650,000, the fair value of the underlying shares. As of December 31, 2006, the notes are in default and accruing a default rate of interest in the amount of 18% per annum. Currently there is $975,000 outstanding.

On June 29, 2007, the board of directors approved a special one time stock dividend to the above note holders.  Pursuant to the special dividend the Company will be issuing a total of 3,108,750 shares of common stock to said note holders.  Furthermore, the Company will be issuing the note holders the interest payments due under the terms of the notes.  Pursuant to the interest payments the Company will be issuing a total of 3,247,447shares of common stock to said note holders.

On June 29, 2007, it came to the Company’s attention that there was an error in the Company’s 10QSB for the first quarter of 2007 which was filed with the Commission on May 21, 2007.  Note 10, “Subsequent Events,” stated that: “On April 24, 2007, the Company entered into an agreement with Newbridge Securities to extend the maturity date of their remaining $975,000 bridge financing until the Company has raised adequate senior financing to repay the promissory notes.  In exchange for the extension the Company has agreed to issue 1,462,500 shares of the Company’s common stock.”  No such agreement was ever contemplated, discussed or consummated with Newbridge Securities. Rather, some individual note holders have had discussions with the Company and have agreed to extend the maturity date of their notes. The Company extended the share dividend to all note holders of the Newbridge financing completed in the second quarter of 2006.  During the second quarter 2007 just ended, the Company subsequently agreed to additionally extend the same share dividend to remaining note holders of a previous financing managed by Sterling Financial in 2003.  The Company is in the processing of preparing its 10QSB for the second quarter 2007 and will  rectify this error in its second quarter 10QSB report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesis BioVentures, Inc.
(Registrant)

Date	July 2, 2007

/s/ Douglas Lane
(Signature)
Print Name: Douglas C. Lane
Title: Chief Executive Officer